PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q
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PART I.  FINANCIAL INFORMATION

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STATEMENT OF INCOME

(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                   3 Months Ended      6 Months Ended
                                      June 30             June 30
                                   2000      1999      2000      1999

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                   $229      $229      $458      $457
     Interest                         -         -         -         -
                                    229       229       458       457

     Less general and
          administrative expenses    26        22        42        39

               NET INCOME          $203      $207      $416      $418



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .13     $ .14     $ .28     $ .28
     Cash Dividends                  .14       .14       .27       .27

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